Contacts:	Dolph Baker, Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES DAWSON’S
PLANNED RETIREMENT AS CHIEF FINANCIAL OFFICER

JACKSON, Miss. (June 5, 2018) Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that Timothy A. Dawson will retire as the Company’s Chief Financial Officer and Director at the Cal-Maine Foods’ annual meeting of shareholders, scheduled for October 5, 2018.

Commenting on the announcement, Dolph Baker, chairman and chief executive officer, said, “Tim Dawson has played an important strategic role in the success of Cal-Maine Foods since he joined the Company in 2005. During this period, the Company has enjoyed significant growth, both organically and through acquisitions, all under Tim’s capable financial leadership. We appreciate his hard work and dedicated service to the Company, and we wish him all the best in his retirement.”

The Company also announced that Max P. Bowman will join Cal-Maine Foods as Vice President of Finance, effective June 25, 2018. Bowman will become Chief Financial Officer of Cal-Maine Foods, Inc. following Dawson’s retirement.

Bowman (age 57) is currently Chief Financial Officer, Vice President and Secretary of Southern States Utility Trailer Sales and H&P Leasing in Richland, Mississippi, with responsibility for all banking relationships, accounting, finance, treasury and general business operations. Prior to this, Bowman was Co-Founder and served as President and Chief Financial Officer of Tenax Aerospace, an aircraft leasing business in Ridgeland, Mississippi, and previously served as Chief Financial Officer of ChemFirst, a NYSE listed company located in Jackson, Mississippi. He also worked in risk management and internal audit positions with ChemFirst after starting his financial career as a senior staff accountant with Arthur Andersen & Co.

Bowman received a Bachelor of Business degree in Accounting from Mississippi State University. He is a Certified Public Accountant.

“We are very pleased to have Max Bowman join our senior management team,” said Baker. “He has extensive experience in directing accounting, finance, acquisitions, business development and risk management with a history of strong performance. His previous financial role with a public company will continue to support our primary objective to maximize shareholder value. We look forward to working with Tim and Max through this transition as we continue to execute our growth strategy.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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